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                                 EXHIBIT 4.1.1

                             FIRST AMENDMENT TO THE
                             TRAMMELL CROW COMPANY
                            LONG-TERM INCENTIVE PLAN


         THIS FIRST AMENDMENT TO THE TRAMMELL CROW COMPANY LONG-TERM INCENTIVE PLAN (this "Amendment") is made and adopted by Trammell Crow Company, a Delaware corporation (the "Corporation"), effective as of May 18, 1999.

                             PRELIMINARY STATEMENTS

         A. On August 22, 1997, the stockholders of the Corporation approved, and the Corporation adopted, the Trammell Crow Company Long-Term Incentive Plan (the "Plan"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

         B. The Board of Directors of the Corporation (the "Board") has approved and recommended to the stockholders of the Corporation that this Amendment be adopted to: (i) provide for an increase in the maximum aggregate number of shares of the Stock in respect of which Awards may be granted under the Plan by an additional 3,300,000 shares, such that the maximum aggregate number of shares of Stock in respect of which Awards may be granted under the Plan shall be 8,634,878, (ii) provide that either the granting or vesting of awards provided under the Plan may be subject to performance standards in order that such awards may be fully deductible by the Corporation for federal income tax purposes; and (iii) revise the period over which the Corporation's performance is measured for purposes of determining the payment value of Performance Units.

         C. On May 18, 1999, the stockholders of the corporation approved this Amendment.


                                   AMENDMENT

         NOW, THEREFORE, the Plan is hereby amended as follows:

         1. Section 1.15 is hereby restated in its entirety, without modification, to read as follows:

                  "1.15 "Eligible Individuals" means (a) Employees, (b) Non-employee Directors and (c) any other Person that the Committee designates as eligible for an Award (other than for Incentive Options) because the Person performs bona fide consulting or advisory services for the Corporation or any of its Subsidiaries (other than services in connection with the offer or sale of securities in a capital-raising transaction)."

         2. Section 1.30 is hereby amended in its entirety to read as follows:

                  "1.30 "Performance Period" means a period of up to ten fiscal years of the Corporation, as determined by the Committee with respect to any Performance Unit, and over which performance is measured for the purpose of determining the payment value of Performance Units."

         3. Section 2.1 is amended and restated in its entirety to read as follows:

                  "2.1  Maximum Number of Shares. Subject to the provisions of
         Section 9 of the Plan, the maximum aggregate number of shares of Stock in respect of which Awards may be granted for all purposes under the Plan shall be 8,634,878."

         4. Section 4.1 is hereby restated in its entirety, without modification, to read as follows:

                  "4.1 Eligible Individuals. Awards may be granted pursuant to the Plan only to persons who are Eligible Individuals at the time of the grant thereof or in connection with the severance or retirement of Eligible Individuals."



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         5. Section 4A is hereby added to the Plan to read as follows:

                  "Section 4A.  Performance Awards

                  4A.1 Covered Employee. For purposes of this Section 4A "Covered Employee" shall have the meaning given to such term under
         Section 162(m). The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given individual will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, who is likely to be a Covered Employee with respect to that fiscal year.

                  4A.2 Performance Award. For purposes of this Section 4A "Performance Award" shall mean any Award the grant, exercise or settlement of which is subject to one or more of the performance standards set forth in this Section 4A. Additionally, Performance Award shall mean any Option, Reload Option or Stock Appreciation Right granted to a Covered Employee if the Exercise Price (with respect to such Option or Reload Option) or SAR Exercise Price (with respect to such Stock Appreciation Right) equals or exceeds Fair Market Value.

                  4A.3 Qualified Member. For purposes of this Section 4A "Qualified Member" means a member of the Committee who is an "outside" director within the meaning of Section 162(m).

                  4A.4 Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award intended by the Committee to qualify as "performance-based compensation" within the meaning of
         Section 162(m), may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or
         (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including the Corporation, its subsidiaries, Eligible Individuals, beneficiaries, transferees or other persons claiming rights from or through an Eligible Individual, and shareholders.

                  Section 4A.5 Individual Award Limitations. In each calendar year during any part of which the Plan is in effect, a Participant may not be granted Performance Awards relating to more than 500,000 shares of Common Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, under each of Sections 5, 6 and 7 with a maximum limitation of 500,000 shares of Common Stock in the aggregate. In addition, the maximum compensation that may be earned under the Plan as Performance Awards by any one Participant, in any calendar year, shall be $5,000,000 with respect to Awards provided under Section 8. If an Option is canceled, the canceled Option continues to be counted against the maximum number of shares for which Options may be granted to the Participant under the Plan, as set forth in this Section 4A.5. If, after grant, the exercise price of an Option is reduced, the transaction is treated as a cancellation of the Option and a grant of a new Option for purposes of this Section 4A.5. In such a case, both the Option that is deemed to be canceled and the Option that is deemed to be granted reduce the maximum number of shares for which Options may be granted to the Covered Employee under the Plan, as set forth in this Section 4A.5. Such cancellation will likewise occur in the case of a Stock Appreciation Right where, after the Award is made, the base amount on which stock appreciation is calculated is reduced.

                  Section 4A.6 General. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of a Performance Award that is not mandatory under the Plan; provided, however, that notwithstanding any other provision of the Plan the Committee shall not have any discretion to accelerate, waive or modify any term or condition of an Award that is intended to qualify as "performance-based compensation" for purposes of Section 162(m) if such discretion would cause the Performance Award not to so qualify.

                  Section 4A.7 Performance Conditions. The right of an Eligible Individual to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as


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         may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

                  Section 4A.8 Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Individual who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 4A.8.

                           (a) Performance Goals Generally. The performance
                  goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 4A.8. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Eligible Individual or to different Eligible Individuals.

                           (b) Business Criteria. One or more of the following
                  business criteria for the Corporation, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Corporation (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (i) earnings per share; (ii) revenue targets; (iii) cash flow targets;
                  (iv) cash flow return targets; (v) return on net assets, return on assets, return on investment, return on capital, return on equity; (vi) an economic value added formula; (vii) operating margin or contribution margin; (viii) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating income; pretax earnings before interest depreciation and/or amortization;
                  (ix) total shareholder return; (x) debt reduction; and (xi) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of competitor companies, including the group selected by the Corporation for purposes of the stock performance graph contained in the proxy statement for the Corporation's annual meetings of stockholders.

                           (c) Performance Period; Timing for Establishing
                  Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for "performance-based compensation" under Section 162(m).

                           (d) Settlement of Performance Awards; Other Terms.
                  After the end of each performance period, the Committee shall determine the amount, if any, of the Performance Award payable to each Covered Employee. Settlement of such Performance Awards shall be in cash, Common Stock, other Awards or other property, as determined in the sole discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award.

                  Section 4A.9 Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any potential individual Performance Awards, and the achievement of performance goals relating to Performance Awards, shall be made in writing in the case of any Award intended to qualify under Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards. The determination as to whether any performance goal, with respect to any Award, has been satisfied shall be made prior to the payment of any compensation relating to an Award.


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                  Section 4A.10 Performance Awards under Code Section 162(m).
         It is the intent of the Corporation that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) shall, if so designated by the Committee, constitute "performance-based compensation" within the meaning of Section 162(m). Accordingly, the terms of this Section 4A, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with Section 162(m). If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are designated as intended to comply with Section 162(m) does not comply or is inconsistent with the requirements of Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements."

         This Amendment, and the changes to the provisions of the Plan effected hereby, shall be effective as of May 18, 1999. Except as expressly set forth herein, the Plan shall remain in full force and effect without further amendment or modification.



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         IN WITNESS WHEREOF, the Corporation, acting by and through its officer hereunto duly authorized, has executed this Amendment effective as of the date first written above.

                                  TRAMMELL CROW COMPANY



                                  By:    /s/ Derek R. McClain
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                                  Name:  Derek R. McClain
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                                  Title: Exec. Vice President & General Counsel
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